Exhibit 99.1

CONTACT:	John P. Shallcross
Karen M. Spaun	Director of Investor Relations & Capital Strategies
SVP & Chief Financial Officer	(248) 204-8066
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
January 25, 2012

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES RESULTS OF FOURTH QUARTER ANNUAL ACTUARIAL ANALYSIS; EXPECTS TO RECORD AFTER-TAX EXPENSE OF APPROXIMATELY $5 MILLION IN FOURTH QUARTER 2011 TO STRENGTHEN LOSS RESERVES

Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today that it expects to record a pre-tax expense of $7.7 million in the fourth quarter of 2011 to strengthen loss reserves. This adjustment to overall reserves is less than 0.09% of the Company’s $879 million of net loss reserves and the after-tax impact of this re-estimate is $5.0 million, or $0.10 per diluted share. The Company expects to report positive fourth quarter net operating income and full year 2011 net operating income of $0.77 per diluted share to $0.79 per diluted share.

Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “Consistent with our culture of responding quickly to adverse experience, we strengthened our reserves in select lines of business during the fourth quarter. Over the past twenty-four months we have taken significant rate and underwriting action and we will continue to seek additional rate and underwriting actions for lines of business that are not meeting our profitability targets. Overall we have been pleased with the rate increases achieved for the 2010 and 2011 policy years. We are also pleased with the performance of our California workers’ compensation book of business as all indications are that rate increases are keeping up with the underlying loss trends and overall the business remains profitable.”

The loss reserve strengthening reflects higher than expected losses on isolated prior accident years in automobile liability, excess lines and workers compensation. This was partially offset by continued favorable development in other lines, particularly medical professional liability and general liability, although at lower levels of redundancy than in the recent past quarters.

2012 Guidance Revised in Response to Loss Trends

As a result of the actuarial data analysis conducted at year end 2011, Meadowbrook has revised its guidance for 2012 earnings. For 2012, management now expects a GAAP combined ratio of 97.5% to 98.5%. Management continues to expect gross written premium of $890 million to $910 million. Net operating income is expected to be between $46 million and $51 million. This equates to net operating income per diluted share between $0.90 and $1.00.

Commenting on the 2012 outlook, Mr. Cubbin stated: “While we are disappointed in the loss results for 2011, we are confident we can deliver better earnings in 2012. We have been actively monitoring our business by line, by state, and by class of business and have responded to a challenging market with appropriate underwriting and rating actions to help us return to a more acceptable level of underwriting profit. We remain optimistic about our future prospects and believe our balanced business model positions us well to deliver good results despite the low interest rate environment and competitive pricing conditions.”

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PRESS RELEASE	PAGE 2

Fourth Quarter 2011 Earnings Release and Conference Call

As previously announced, the Company will be hosting a conference call on Wednesday, February 15, 2012 at 9:00am EST to discuss fourth quarter and year-end 2011 financial results. The fourth quarter 2011 financial results will be reported after the market closes on Tuesday, February 14, 2012. Investors, analysts and the general public are invited to listen to the conference call by dialing 1-877-407-8035 and asking for the Meadowbrook conference call. This call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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